Exhibit 3.1.3

STATE OF DELAWARE
CERTIFICATION OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
M POWER ENTERTAINMENT INC.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY

FIRST:    That at a meeting of the Board of Directors of M Power Entertainment Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate if Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

The name of the corporation is hereby amended to eDOORWAYS Corporation

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:    That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said M Power Entertainment Inc. has caused this certificate to be signed by Gary F. Kimmons, an Authorized Officer, this 20th day of August, 2007.

By: /s/ Gary F. Kimmons
Authorized Officer
Title: Chief Executive Officer
Name: Gary F. Kimmons
Print or type

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:27 PM 08/20/2007
FILED 04:24 PM 08/20/2007
SRV 070939094 – 2153177 FILE